Exhibit 23.4
CONSENT OF MICHAEL GALLIS & ASSOCIATES
We consent to the reference to our firm under the captions “Industry and Market Data,” “Industry Outlook” and “Experts” in the Registration Statement on Form S-11 and related prospectus of Campus Crest Communities, Inc. for the registration of its common stock.
Dated: May 14, 2010
Charlotte, North Carolina

MICHAEL GALLIS & ASSOCIATES

By:	/s/ Michael Gallis
Name:	Michael Gallis
Its:	Principal